Exhibit 12


                              TAUBMAN CENTERS, INC.

Computation  of Ratios of  Earnings  to Combined  Fixed  Charges  and  Preferred
                          Dividends and Distributions
                         (in thousands, except ratios)

                                                  Nine Months Ended September 30
                                                  ------------------------------
                                                     1999               1998
                                                     ----               ----

Net Earnings from Continuing Operations         $    42,137       $    53,095

    Add back:
       Fixed charges                                 78,310           115,094
       Amortization of previously capitalized
         interest (1)                                 1,617             1,842

    Equity in net income in excess of distributions of
       less than 50% owned Unconsolidated Joint
       Ventures                                        (108)

    Deduct:
       Capitalized interest (1)                     (11,125)         (13,699)
                                                  ---------        ---------
          Earnings Available for Fixed Charges
            and Preferred Dividends and
            Distributions                       $   110,831      $   156,332
                                                  ==========      ===========

Fixed Charges
    Interest expense                             $    38,231       $   66,662
    Capitalized interest                              10,570           12,830
    Interest portion of rent expense                   3,033            5,258
    Proportionate share of Unconsolidated Joint
      Ventures' fixed charges                         26,476           30,344
                                                 -----------       ----------
          Total Fixed Charges                    $    78,310       $  115,094
                                                 -----------       ----------

Preferred Dividends and Distributions                 12,975           12,450
                                                 -----------       ----------
          Total Fixed Charges and Preferred
          Dividends and Distributions            $    91,285       $  127,544
                                                 ===========       ==========

Ratio of Earnings to Fixed Charges and
  Preferred  Dividends and Distributions                 1.2              1.2
----------------


(1)  Amounts   include  TRG's  pro  rata  share  of  capitalized   interest  and
     amortization of previously capitalized interest of the Unconsolidated Joint Ventures.